                        FILED PURSUANT TO RULE 424(B)(5)
                               FILE NO. 333-32614

   PRICING SUPPLEMENT NO. 2 DATED JUNE 28, 2000 (TO PROSPECTUS DATED JUNE 21,
                                     2000).
                                 395,000 SHARES
                           GENOME THERAPEUTICS CORP.
                                  COMMON STOCK

                            ------------------------

    On June 26, 2000, we sold 145,000 shares of our common stock, par value $0.10 per share (the "Common Stock"), at a weighted average price of $32.5841 per share. On June 28, 2000, we sold 250,000 shares of Common Stock at a weighted average price of $30.84 per share. Each of these sales was conducted through our agent, Tucker Anthony Incorporated, in transactions effected through the Nasdaq National Market.

Gross Proceeds to Genome Therapeutics Corp..................  $12,434,694.50

Commission to Tucker Anthony................................  $   310,925.00

Net Proceeds to Genome Therapeutics Corp....................  $12,123,769.50

On June 28, 2000 the last reported sales price of the Common
  Stock on the Nasdaq National Market was...................  $        30.75

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.